SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Separation Agreement”) is made and entered into as of the Effective Date (as defined below) by and among Gramercy Capital Corp., a Maryland corporation (“Gramercy”), GKK Capital LP, a Delaware limited partnership (the “Partnership”) (together with Gramercy, the “Gramercy Parties”), and Roger M. Cozzi (the “Executive”).

WHEREAS, Gramercy and the Executive are parties to that certain Severance Agreement, dated as of October 27, 2008 (the “Severance Agreement”);

WHEREAS, the Partnership is the successor to the obligations of GKK Manager LLC (“GKK Manager”) under that certain Employment and Noncompetition Agreement, dated as of October 27, 2008, between GKK Manager and the Executive (the “Employment Agreement,” and together with the Severance Agreement, the “Agreements”);

WHEREAS, the Gramercy Parties and the Executive are parties to that certain Amendment to the Agreements, dated as of July 28, 2011 (the “Amendment”);

WHEREAS, pursuant to the Amendment, the term of each of the Agreements is scheduled to expire on June 30, 2012 (the “Expiration Date”); and

WHEREAS, the parties hereto desire to set forth their responsibilities to one another in connection with and following the expiration of the term of each of the Agreements, as amended (the “Expiration”), and to amicably resolve any and all issues relating to the foregoing;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment to the Expiration Date. The Executive’s employment with the Gramercy Parties shall continue to, and terminate as of the close of business on, the Expiration Date in accordance with the terms of the Agreements, as amended, unless earlier terminated thereunder, also in accordance with the terms of the Agreements, as amended.

2. Confirmation of the Expiration; Resignation from Other Positions. The Gramercy Parties and the Executive acknowledge that the term of each of the Agreements, as amended, expires effective on the Expiration Date. The Executive acknowledges that as of the date he signs this Separation Agreement, he has been paid, or shall be paid pursuant to Sections 3 and 4 hereof, all amounts due and payable to him through that date under the Agreements, as amended. The Executive further acknowledges that from and after July 1, 2012, he shall no longer be an employee of the Gramercy Parties and he shall be relieved of all his duties and responsibilities under the Agreements, as amended (except the Continuing Obligations described in Section 8 below). The Executive hereby irrevocably resigns from any and all other positions that he holds with the Gramercy Parties, including without limitation his position as a director of Gramercy, effective on the Expiration Date. To the extent requested, the Executive shall submit to the Gramercy Parties any reasonably requested documentation confirming such resignations, provided that the Executive shall be given an opportunity to review any such documentation with his counsel before submitting it to the Gramercy Parties.

3. Discretionary Bonus. Pursuant to Section 2 of the Amendment, the Partnership shall award the Executive a discretionary cash bonus for the period from January 1, 2012 through the Expiration Date of at least $650,000 (the “2012 Bonus”) and shall pay half of the 2012 Bonus to the Executive as soon as practicable after the Expiration Date and the remaining half on the thirtieth (30th) day following the Expiration Date; provided the Executive remains employed by Gramercy and/or the Partnership through the Expiration Date. The Executive acknowledges that other than the non-contingent payments described in Section 4 below, the 2012 Bonus is the sole remaining amount owed to him under the Amendment and the Agreements, as amended.

4. Non-Contingent Payments. No later than 30 days following the Expiration Date, and in all events no later than the date required by applicable law, the Gramercy Parties shall pay the following to the Executive: (a) the Executive’s salary accrued and unpaid through the Expiration Date; (b) all vested benefits accrued through the Expiration Date, if any, under the terms of any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) applicable to the Executive; (c) reimbursement for any and all reasonable business expenses incurred by the Executive prior to the Expiration Date pursuant to the terms of Gramercy’s expense reimbursement policy; and (d) the Executive’s accrued but unused vacation time, which shall total 3.5 days as of June 30, 2012, unless such vacation time is earlier used.

5. Separation Benefits. Provided that the Executive executes this Separation Agreement and does not revoke his agreement in Section 10(a) below to release all Claims of discrimination or retaliation under the Age Discrimination in Employment Act (the “ADEA Release Agreement”) in accordance with the terms of Section 11 below, the Gramercy Parties shall provide the following separation benefits (the “Separation Benefits”) to the Executive:

A. Severance Pay. The Partnership shall pay the Executive severance pay (the “Severance Pay”) consisting of a lump sum of $30,000, less tax-related deductions and withholdings. The Partnership shall pay the Executive the Severance Pay on the first regular payroll date after the ADEA Release Agreement Effective Date (defined below).

B. Health Coverage Continuation. Provided that the Executive elects to continue his health coverage to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Partnership shall pay the premiums for the same level of coverage as in effect on the Expiration Date until the earliest of the following: (i) September 30, 2012; (ii) the Executive’s eligibility for group medical care coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for medical, dental and vision care to the same extent as if he had remained employed until September 30, 2012. The Executive agrees to notify the Partnership promptly if he becomes eligible for group medical care coverage through another employer. He also agrees to respond promptly and fully to any reasonable requests for information by the Partnership concerning his eligibility for such coverage. The Executive may continue coverage for himself and any beneficiaries after September 30, 2012 at his own expense for the remainder of the COBRA continuation period, to the extent he and they remain eligible. Notwithstanding the foregoing, if the Partnership determines at any time that its payments pursuant to this subsection may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Partnership’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

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C. Reimbursement of Legal Expenses. The Partnership shall reimburse the Executive’s reasonable legal costs incurred in connection with negotiating and finalizing this Separation Agreement by means of a direct payment to the Executive’s attorneys on receipt by the Partnership of an invoice for that amount addressed to the Executive, provided that such invoice must be received by the Partnership not later than August 15, 2012, and further provided that the Partnership’s reimbursement obligation shall not exceed $4,000. Payment of the invoice will be made as soon as practicable after receipt.

6. Tax Treatment. The Gramercy Parties shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Gramercy Parties to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7. Equity Rights. The Gramercy Parties acknowledge that the Executive has certain equity rights under the LTIP Unit Award Agreement, as amended, and a Restricted Stock Award between him and Gramercy dated January 4, 2012 and pursuant to his ownership of equity in Gramercy (collectively, the “Equity Rights”). This Separation Agreement is not intended to modify in any respect the equity rights to which the Executive would otherwise be entitled pursuant to the Equity Rights if he were not to agree to this Separation Agreement.

8. Continuing Obligations. The parties acknowledge and agree that the provisions of Section 8 of the Employment Agreement (a copy of which is attached hereto as Exhibit A) (the “Continuing Obligations”) shall continue in effect as if set forth herein in accordance with their terms; provided, however, that (a) if the Executive executes this Separation Agreement, Section 8(b)(ii)(A) of the Employment Agreement shall not apply to the Executive’s solicitation of Tim O’Connor, provided that Mr. O’Connor is no longer employed by or performing services for the Gramercy Parties as of the date of such solicitation; and (b) if the Executive executes this Separation Agreement, he shall not be bound by the Continuing Obligation set forth Section 8(b)(i) of the Employment Agreement nor by the restrictions on his investment activities contained in Section 8(c) of the Employment Agreement from and after July 1, 2012. For the avoidance of doubt, upon his execution of this Separation Agreement, Sections 8(b)(i) and 8(c) of the Employment Agreement shall be null and void as to any time period subsequent to the Expiration Date, and the Executive shall accordingly have no restriction on his investments nor in obtaining employment or engaging in competitive activities subsequent to the Expiration Date. The Executive further acknowledges and agrees that the Partnership shall be deemed to have complied with its obligations under Section 8(e) of the Employment Agreement if it (a) directs its executive officers, the members of its Board of Directors and the persons listed on Exhibit B, during such persons’ affiliation with the Employer as officers, directors or employees, as the case may be, not to intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive and to respond to any inquiries concerning the Executive by any third parties by disclosing only the Executive’s title and dates of service, in each case, during the one year period following the termination of the Executive’s employment and (b) does not issue any statement in writing containing negative, adverse or derogatory comments or information about Executive during such one-year period. If either party becomes aware of a violation of Section 8(e) of the Employment Agreement, as modified herein, after the Expiration Date, such party shall notify the other party in writing of such violation within five (5) days of becoming aware of the violation.

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9. Continuing Indemnification and Insurance Coverage. The Gramercy Parties acknowledge that the provisions of Section 4 of each of the Agreements (the “Continuing Indemnification”) shall continue in effect as if set forth herein.

10. Releases of Claims.

A. The Executive’s Release of Claims. In consideration for, among other terms, the early release from the Continuing Obligation set forth in Section 8(b)(i) of the Employment Agreement and, with respect to the ADEA Release Agreement, the Separation Benefits and the Gramercy Parties’ release pursuant to Section 10(c) (the “Gramercy Release”), to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Gramercy Parties (which for purposes of this section shall include their affiliated and related entities), their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Gramercy Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Gramercy Releasees. This release includes, without limitation, all Claims:

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•	relating to the Executive’s employment by and termination of employment with the Gramercy Parties;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
•	under any other federal or state statute;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect the Equity Rights, the Executive’s rights to the Continuing Indemnification, the Executive’s rights under this Separation Agreement or any claims that accrue subsequent to the effective date of this Separation Agreement. The Executive acknowledges that a termination of his employment in accordance with this Separation Agreement and pursuant to the expiration of the term of each of the Agreements, as amended, shall not give rise to any Claims.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Gramercy Releasees with respect to any Claim released by this Separation Agreement. As a material inducement to the Gramercy Parties to enter into this Separation Agreement, the Executive represents that he has not assigned any Claim to any third party. For avoidance of doubt, in the event that an action is brought against the Executive, nothing in this Section 10.A shall be deemed to limit the affirmative defenses that the Executive may assert in such action, except to the extent such affirmative defense is premised on the existence of a Claim that has been released hereunder.

B. Consideration for the ADEA Release Agreement. Notwithstanding anything to the contrary above, the sole consideration for the ADEA Release Agreement consists of the Separation Benefits and the Gramercy Release.

C. Release of the Gramercy Parties’ Claims. Provided that the Executive executes this Separation Agreement and does not revoke the ADEA Release Agreement in accordance with the terms of Section 11 below, the Gramercy Parties, in consideration for, among other terms, the Executive’s release pursuant to Section 10(a), shall voluntarily release and forever discharge the Executive generally from all Claims that, as of the date when the Gramercy Parties sign this Separation Agreement, the Gramercy Parties have, ever had, now claim to have or ever claimed to have had against the Executive, including, without limitation, all Claims relating to the Executive’s employment by and termination of employment with the Gramercy Parties or GKK Manager; provided that the Gramercy Parties shall not release the Executive from any Claim relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Gramercy Parties that constitutes a felony under any federal or state statute committed or perpetrated during the course of Executive’s employment with the Gramercy Parties or their affiliates, in any event, that would have a material adverse effect on the Gramercy Parties, or any other claims that may not be released by the Gramercy Parties under applicable law. For purposes of this section, an act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Gramercy Parties that constitutes a felony under any federal or state statute shall be deemed to have a material adverse effect on the Gramercy Parties to the extent that (and only to the extent that): (i) the Executive actually received an improper benefit or profit in money, property, or services as a result of such act or (ii) such act was the result of the Executive’s active and deliberate dishonesty. For avoidance of doubt, in the event that an action is brought against any of the Gramercy Releasees, nothing in this Section 10.C shall be deemed to limit the affirmative defenses that any of the Gramercy Releasees may assert in such action, except to the extent such affirmative defense is premised on the existence of a Claim that has been released hereunder.

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11. Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Separation Agreement for twenty-one (21) days before signing it (the “Consideration Period”). To accept this Separation Agreement, the Executive must return a signed original or a signed PDF copy of this Separation Agreement so that it is received by Edward J. Matey Jr. of the Gramercy Parties at or before the expiration of the Consideration Period. If the Executive signs this Separation Agreement before the end of the Consideration Period, he acknowledges by signing this Separation Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement for the entire Consideration Period. The Executive acknowledges and agrees that any changes or modifications to this Separation Agreement shall not restart or in any way affect the Consideration Period. For the period of seven (7) days from the date when the Executive executes this Separation Agreement, he has the right to revoke the ADEA Release Agreement by written notice that must be received by Mr. Matey before the end of such revocation period. The ADEA Release Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “ADEA Release Agreement Effective Date”), provided that the Executive does not revoke the ADEA Release Agreement during the revocation period. In the event that the Executive exercises his right to revoke the ADEA Release Agreement during the revocation period, he acknowledges that all of the terms and conditions of this Separation Agreement, other than the ADEA Release Agreement, shall remain in full force and effect, except that the Executive shall not receive the Separation Benefits and the Gramercy Release shall be null and void.

12. Arbitration. Any controversy or claim arising out of or relating to this Separation Agreement or the breach of this Separation Agreement (other than a controversy or claim arising under Section 8 of this Separation Agreement, to the extent necessary for the Gramercy Parties to avail themselves of the rights and remedies referred to in Section 8 of the Employment Agreement) that is not resolved by the Executive and the Gramercy Parties (or their affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Gramercy Parties (or their affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

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13. Miscellaneous. This Separation Agreement contains the entire agreement between the Executive and the Gramercy Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings between them relating to such subject matter, except the agreements and understandings relating to the Equity Rights (other than the Agreements, as amended), the Continuing Obligations and the Continuing Indemnification. The terms of this Separation Agreement are contractual in nature and not mere recitals. This Separation Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions. All modifications and changes to this Separation Agreement must be in writing and signed by the parties hereto. If any term or provision shall be invalid or unenforceable, the remainder of the Separation Agreement shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by law. This Separation Agreement shall be binding upon the parties and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of each party and to their heirs, administrators, representatives executors, successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement.

THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS SEPARATION AGREEMENT. THIS IS A LEGAL DOCUMENT. THE EXECUTIVE’S SIGNATURE WILL COMMIT HIM TO ITS TERMS. BY SIGNING BELOW, THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS SEPARATION AGREEMENT AND THAT HE IS VOLUNTARILY ENTERING INTO THIS SEPARATION AGREEMENT.

/s/ Roger M. Cozzi		June 12, 2012
Roger M. Cozzi		Date

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark	June 12, 2012	.
	Jon W. Clark	Date
Chief Financial Officer

GKK CAPITAL LP

By:	Gramercy Capital Corp., its general partner

By:	/s/ Jon W. Clark	June 12, 2012	.
	Jon W. Clark	Date
Chief Financial Officer

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EXHIBIT A

Employment Agreement – Continuing Obligations

(See attached)

EXHIBIT B

List of Persons

Allan Rothschild

Janet Sanchez

Edward J. Matey Jr.

Michael Kavourias